Exhibit 23.2

INDPENDENT REGISTERED PUBLIC ACCOUNTANT CONSENT

I consent to the incorporation by reference in the Form S-8 our report dated March 30, 2015 relating to the financial statements of McorpCX, Inc (formerly) Touchpoint Metrics Inc. that are included in the Company’s annual Report on for 10-K for the year ended December 31, 2014.

/s/ DAVID LEE HILLARY JR. CPA, CITP

David Lee Hillary Jr.
5797 East 469th Street
Noblesville, IN 46062
317-222-1416
July 28, 2016